Exhibit 10.1

Execution Copy

MASTER AGREEMENT

THIS MASTER AGREEMENT (the “Master Agreement”), dated as of June 7, 2010, is made by and among EMRISE Corporation, a Delaware corporation (“Parent”), EMRISE Electronics Corporation, a New Jersey corporation and a subsidiary of Emrise (“EEC”), CXR Larus Corporation, a Delaware corporation, Pascall Electronics Limited, a United Kingdom company, XCEL Power Systems, Ltd., a United Kingdom company, CXR Anderson Jacobson SAS, a company organized under French law (each of CXR Larus Corporation, Pascall Electronics Limited, XCEL Power Systems, Ltd., and CXR Anderson Jacobson SAS is a direct or indirect subsidiary of Parent, is referred to herein as “Subsidiary”, and are collectively referred to herein as the “Subsidiaries”), Charles S. Brand, an individual (“Brand”), Thomas P. M. Couse, an individual (“Couse”), Joanne Couse, an individual (“J. Couse” and, together with Brand and Couse, the “Noteholders”), and Michael Gaffney, an individual (“Gaffney”).

R E C I T A L S

A.            Parent, EEC, each of the Noteholders and Gaffney are each a party to that certain Stock Purchase Agreement, dated as of May 23, 2008, as amended by Amendment No. 1 to Stock Purchase Agreement dated as of August 20, 2008, and by Amendment No. 2 to Stock Purchase Agreement dated as of November 20, 2009, by and among EEC, each of the Noteholders and Gaffney (the “2008 Purchase Agreement”).

B.            In connection with the 2008 Purchase Agreement, EEC issued a Subordinated Contingent Secured Promissory Note (each a “Note” and collectively the “Notes”) to each of the Noteholders and Gaffney on August 20, 2008 and such Notes were amended by Amendment No. 1 to the Notes as of November 20, 2009.

C.            The Notes were secured by the assets (the “2008 Collateral”) of Advanced Control Components, Inc. (“ACC”) pursuant to a Security Agreement dated as of August 20, 2008 (the “2008 Security Agreement”), by and among EEC, ACC, Brand as the Collateral Agent, each of the Noteholders and Gaffney.

D.            In connection with the 2008 Purchase Agreement and the Notes, Parent provided a Continuing Guaranty, dated August 20, 2008 (the “Parent Guaranty”), to the Noteholders and Gaffney.

E.             Pursuant to Sections 2.2(c) and 2.2(d)(ii) of the 2008 Purchase Agreement, certain amounts are to be paid to a scheduled list of employees out of the Deferred Purchase Price (the “Retention Payments”) as a bonus and retention mechanism for such individuals.

F.             Shortly after execution of this Master Agreement, EEC anticipates entering into a Stock Purchase Agreement (the “2010 Purchase Agreement”) with Aeroflex Incorporated for the sale of the stock of ACC.  Subject to all of the conditions and consideration set forth in this Master Agreement and a Security Agreement, including the substitution of the 2010 Collateral as set forth herein, the Noteholders and Gaffney are willing to approve the sale of the stock of ACC under the 2010 Purchase Agreement and release the 2008 Collateral.

G.            Based on the Parent Guaranty, each of the Subsidiaries will benefit from the extension of the maturity of the Notes.  Because Parent will be using a portion of the proceeds of the sale of ACC to substantially pay down the senior credit facility, to which each of Parent and the Subsidiaries are borrowers, and the Noteholders will approve of the sale of ACC as contemplated by the 2010 Purchase Agreement and are willing to release their lien on the assets of ACC to facilitate such sale because the assets of the Subsidiaries will be pledged as substitute collateral, each of the Subsidiaries will benefit from the transactions contemplated by this Master Agreement.

H.            EEC and each of the Noteholders desire to amend the Notes to provide that (i) the Note held by Gaffney may be paid in full in cash on the date of closing the transaction contemplated by the 2010 Purchase Agreement (the “Closing Date”), notwithstanding the Notes of the Noteholders will not be paid in full in cash at the same time, (ii) the Maturity Date will be extended to June 30, 2013 (or such later date in 2013 that is three years from the Closing Date), and (iii) certain other changes as set forth in the form of Amendment No. 2 to the Notes substantially in the form attached to this Master Agreement.

I.              Parent is willing to issue, and Brand desires to accept, shares of Common Stock of Parent as partial payment of the Note held by Brand.

A G R E E M E N T

NOW, THEREFORE, in consideration of the facts recited above, and the terms, conditions and covenants contained in this Master Agreement, EEC, Parent, the Subsidiaries, Brand, Couse, J. Couse and Gaffney agree as follows:

1.             Approval of Sale of ACC.  Each Noteholder and Gaffney hereby approve of the transaction contemplated by the 2010 Purchase Agreement.

2.             Payment of Portion of Notes and Use of Cash.  On the Closing Date, the outstanding amount of the Notes held by the Noteholders will be reduced, in the aggregate, by $3,295,759.15 (the “Closing Payment Amount”).  The actual cash payment to the Noteholders will be equal to the Closing Payment Amount minus (a) $63,515.18, or such higher amount that represents additional interest in the event that the Closing Date is after June 30, 2010 (the “Gaffney Payoff Amount”) to be paid to Gaffney as payment in full of the Note held by Gaffney, and (b) $240,000, the aggregate amount of the Retention Payments to be made by Parent to the individuals designated in the 2008 Purchase Agreement pursuant to Sections 2.2(c) and 2.2(d)(ii) of the 2008 Purchase Agreement (the “Retention Bonus Recipients”), provided that each recipient executes and delivers a Release as required by the Confidential Employee Retention Bonus Agreements signed by each recipient in August 2008.  Parent will pay or will cause to be promptly paid to the Retention Bonus Recipients the Retention Payments upon receipt of the properly executed release.

3.             Gaffney Paid in Full.  On the Closing Date, Gaffney will be paid the Gaffney Payoff Amount and Gaffney will provide to EEC and Parent written confirmation that the Note held by Gaffney is paid in full and will return the original Note to EEC for cancellation.

4.             Amendments to the Notes.  On the Closing Date, EEC and the Noteholders will amend the Notes by executing and delivering an Amendment No. 2 to Subordinated Contingent Secured Promissory Note (“Amendment No. 2”) substantially in the form attached hereto as Exhibit A as it may be modified prior to the Closing Date by mutual agreement of the parties thereto.

5.             Substitution of Collateral.  On the Closing Date, the Noteholders and Gaffney will release 2008 Collateral and the 2008 Security Agreement will terminate, and will execute and deliver whatever documents or instruments are reasonably required by EEC and Parent in connection with the release of the 2008 Collateral.  On the Closing Date, each of the Subsidiaries will grant a subordinated security interest to the Noteholders in the assets of the Subsidiaries as substitute collateral (the “2010 Collateral”) as set forth in an Amended and Restated Security Agreement (the “2010 Security Agreement”) substantially in the form attached hereto as Exhibit B as it may be modified prior to the Closing Date by mutual agreement of the parties thereto.

6.             Sale of Parent, EEC or Subsidiaries.  (a)  In the event that Parent, EEC or any of the Subsidiaries or any of the assets of the Subsidiaries (other than assets of the Subsidiaries sold in the ordinary course of business) is proposed to be sold, including by way of stock sale, merger or otherwise, the Parent shall provide notice to each of the Noteholders of such proposed sale promptly and to the extent possible at least thirty (30) days prior to the consummation thereof and in no event less than fourteen (14) days prior to such consummation.

(b)           In the event that Parent directly or through a Subsidiary raises substantial capital through a merger with an entity having cash on hand or an equity raise, then Parent shall use a percentage of the net proceeds of such capital raise to pay down the Notes, such percentage to be mutually agreed upon by the parties.

7.             Acknowledgments Related to the Notes.  Each of EEC and each Noteholder acknowledges and agrees that

(a)           that the Second Deferred Purchase Price Payment is in the amount of $1,724,833.95 and that (i) said amount is and shall be deemed earned by the Noteholders and Gaffney, (ii) the aggregate principal amount of the Notes shall be increased to include the amount of the Second Deferred Purchase Price Payment ($1,724,833.95); and (iii) by the execution and delivery of this Master Agreement by the parties hereto, the 2008 Purchase Agreement shall be deemed amended as provided in this Section 7(a);

(b)           upon payment of the Closing Payment Amount, the interest rate payable on the Notes will be the prime rate as reported in The Wall Street Journal plus 1%, and will no longer be doubled, as set forth in Section 1 of the Note (as amended);

(c)           Gaffney will be paid in full on the Closing Date, as set forth in Section 3 above, notwithstanding the fact that the Notes held by the Noteholders will not be paid in the same proportional amount; and

(d)           assuming the Closing Date occurs on June 30, 2010, the Closing Payment Amount will be applied as follows: $2,393,795.18 shall be paid to Brand, $299,224.40 shall be paid to Couse, $299,224.39 shall be paid to J. Couse and $63,515.18 shall be paid to Gaffney.  Brand’s Note will also be reduced by $450,000 in connection with receipt of the Shares (as provided in Section 8).  Such payments will be applied first to all accrued and unpaid interest and the balance of such payments will be applied to outstanding principal; and the remaining outstanding principal balance under the Notes will be $2,186,607.32 on the Note held by Brand and $329,575.92 on the Note held by Couse and $329,575.91 on the Note held by J. Couse.

8.             Issuance of Stock as Partial Payment of Note held by Brand.  On the Closing Date, Parent shall issue to Charles Brand that number of shares of its Common Stock (the “Shares”) that equal the quotient of $450,000 divided by 115% of the volume weighted average per share price for such Common Stock for the three days consisting of the date of public announcement of the 2010 Purchase Agreement and the two trading days immediately thereafter, pursuant to the terms and conditions of the Stock Issuance Agreement substantially in the form attached hereto as Exhibit C as it may be modified prior to the Closing Date by mutual agreement of the parties thereto.

9.             Increase in Long-Term Federal Capital Gains Tax Rate.  Section 2.7 of the 2008 Purchase Agreement provides, in summary, that if there is an increase in the Federal long-term capital gains tax rate from the then current rate of 15% after August 20, 2008, and, as a result of such increase, a Noteholder is required to pay more Federal long-term capital gains taxes on gains relating to payments on the Notes, EEC shall pay to such Noteholder an amount equal to such additional Federal capital gains taxes actually paid by such Noteholder attributable to the capital gains tax rate increase up to and including a rate of 25%.  EEC hereby confirms that EEC is obligated under each and every provision of Section 2.7 of the 2008 Purchase Agreement until all Notes are paid in full, including, without limitation, with respect to the payment of taxes on the Capital Gains Increase Payment (as that term is defined in the 2008 Purchase Agreement).

10.           Parent Guaranty.  Parent hereby confirms that it has provided the Parent Guaranty and is and will continue to be obligated under the Parent Guaranty until all Notes are paid in full.

11.           Tax.  EEC shall obtain from Ballard Spahr, LLP on or before the Closing Date, an opinion that more likely than not the modifications contemplated by the Amendment No. 2 as same is contemplated as of June 7, 2010  (i) will not be treated as dispositions of the Notes by the holders thereof within the meaning of Section 453B of the Internal Revenue Code of 1986, (ii) will not treated as payments received by the holders of the Notes of any portion of the contract price for purposes of determining the recognition of gain from the sale of their stock to EEC in 2008 under the installment method, and (iii) will not prohibit the holders from eligibility for reporting gain from the sale of their stock to EEC in 2008 using the installment method.  The opinion from Ballard Spahr, LLP will not express an opinion as to any other federal income tax consequence of Amendment No. 2, including the effect (if any) of the Amendment No. 2 on the computation, recognition or deduction of any amount deemed paid or accrued as interest with respect to the Notes.  The opinion of Ballard Spahr also will not express an opinion as to the federal income tax consequences of any other transaction or matter contemplated by this Agreement or any other agreement relating to this transaction.

12.           Legal Costs.  Each of EEC and the Noteholders will be responsible for the payment of all of their own legal fees and costs associated with this Master Agreement, Amendment No. 2, the Security Agreement and the transactions contemplated by the 2010 Purchase Agreement; provided, however, that on the Closing Date EEC shall pay the legal costs of the Noteholders up to a maximum fifteen thousand ($15,000); and provided further that if the legal fees associated with the issuance by Ballard Spahr of a tax opinion to EEC exceeds seven thousand, five hundred dollars ($7,500), then Noteholders will pay the excess amount on the Closing Date.

13.           Effectiveness, Consummation and Termination.  The effectiveness of this Master Agreement (except for Section 1 of this Master Agreement which will be effective as of the date hereof) shall occur on the Closing Date, and all transactions contemplated hereby shall be consummated, the delivery of all documents and the payment of all sums will be completed, on the Closing Date (except for the Retention Payments which will occur as soon as practicable after the Closing Date based on normal payroll practices and upon receipt of the required releases).  In the event that the 2010 Purchase Agreement is terminated without consummation, then this Master Agreement shall also terminate and be of no further force or effect.

14.           Mutual Release.  In consideration of the terms, conditions, and covenants in this Master Agreement, as well as the indemnity letters provided by Brand to Parent and EEC, the parties have agreed that, on the Closing Date, the parties will mutually release each other from certain liabilities and obligations, as set forth in the Mutual Release substantially in the form attached hereto as Exhibit D as it may be modified prior to the Closing Date by mutual agreement of the parties thereto.  There will be no offset or claim made by Parent or EEC related to the inventory-related tax liability and any such claim is hereby released.  There will be no offset or claim against any of Thomas Couse, Joann Couse or Michael Gaffney related to the Bossard Losses (as defined in that certain indemnity letter of even date herewith relating thereto) and any such claim against such individuals is hereby released.  There will be no offset or claim against Michael Gaffney related to the IC Losses (as defined in that certain indemnity letter of even date herewith relating thereto) and any such claim against such individual is hereby released.

15.           No Further Changes.  Except as expressly set forth in this Master Agreement or the Amendment No. 2, no further changes shall be made to the Notes, which shall remain in full force and effect.

16.           Counterparts.  This Master Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Master Agreement effective as of the date first set forth above.

EEC:	EMRISE ELECTRONICS CORPORATION, a New Jersey corporation

By: /s/ Carmine T. Oliva
Carmine T. Oliva,
Chief Executive Officer

COUSE:	/s/ Thomas P.M. Couse
THOMAS P. M. COUSE

J. COUSE:	/s/ Joanne Couse
JOANNE COUSE

GAFFNEY:	/s/ Michael Gaffney
MICHAEL GAFFNEY

BRAND:	/s/ Charles S. Brand
CHARLES S. BRAND

PARENT:	EMRISE CORPORATION, a Delaware corporation

By: /s/ Carmine T. Oliva
Carmine T. Oliva,
Chief Executive Officer

SUBSIDIARIES	CXR LARUS CORPORATION,
a Delaware corporation

By:	/s/ Carmine T. Oliva
Name:	Carmine T. Oliva
Its:	Chief Executive Officer

PASCALL ELECTRONICS LIMITED,
a United Kingdom company

By:	/s/ Carmine T. Oliva
Name:	Carmine T. Oliva
Its:	Director

XCEL POWER SYSTEMS, LTD.,
a United Kingdom company

By:	/s/ Carmine T. Oliva
Name:	Carmine T. Oliva
Its:	Director

CXR ANDERSON JACOBSON SAS,
a company formed under the laws of France

By:	/s/ Carmine T. Oliva
Name:	Carmine T. Oliva
Its:	President